UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2015

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 DryDock Avenue, Suite 29
Boston, MA 02210
(Address of principal executive offices and zip code)

(212) 796-8170
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 31, 2015, the board of directors (the “Board”) of MetaStat, Inc. (the “Company”) appointed Mr. Martin J. Driscoll to the Board and accepted the resignation of Mr. David Siegel.  The resignation of Mr. Siegel was not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

Mr. Martin J. Driscoll has more than thirty years of experience in the biopharmaceutical industry. Since November 2010, Mr. Driscoll has been the president and chief executive officer of Asmacure Ltée, a venture-backed clinical-stage biopharmaceutical company based in Québec (Canada) that is focused on the development of small molecule cholinergic receptor modulators for the treatment of pulmonary diseases. From March  2008 to November 2010, Mr. Driscoll was the chief executive officer at Javelin Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company focused on the development of acute care pain products. Mr. Driscoll has also been a director of Javelin Pharmaceuticals since June 2006. Earlier in his career, Mr. Driscoll spent eighteen years at Schering-Plough where he held various global general management positions, including leadership of the company’s largest division, Key Pharmaceuticals. Following his tenure at Schering-Plough, Mr. Driscoll held senior management positions at ViroPharma and Reliant Pharmaceuticals. In addition, Mr. Driscoll co-founded a women’s healthcare company named Pear Tree Pharmaceuticals focused on the development of novel compounds for the treatment of various conditions affecting post-menopausal women. Mr. Driscoll received a B.S. from the University of Texas. Mr. Driscoll’s extensive knowledge of our industry and his executive roles and directorships in other life science companies qualify him to serve as our director.

Mr. Driscoll has no family relationship with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Driscoll had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By:	/s/ Oscar L. Bronsther
Name:	Oscar L. Bronsther
Title:	Chief Executive Officer

Dated: April 6, 2015